Exhibit 4.6

PROMISSORY NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION, WHICH IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THIS CORPORATION, IS AVAILABLE.

$12,703 (the “Principal Amount”)	[__], 2009

Flemington, New Jersey

FOR VALUE RECEIVED, NOVADEL PHARMA INC., a corporation incorporated under the laws of the State of Delaware (the “Company”), promises to pay to the order of [___________], or its registered assigns (the “Holder”), the Principal Amount, or such lesser amount as shall then equal the outstanding Principal Amount, together with interest thereon at a rate equal to 10% per annum, and computed on the basis of a 365-day year and the actual number of days elapsed in accordance with the terms set forth in Section 2 of this promissory note (this “Note”).

WHEREAS, the Company and the Holder are party to that certain Securities Purchase Agreement, dated as of May 6, 2008, as amended by Amendment No. 1 to the Securities Purchase Agreement, dated as of May 28, 2008 (together, the ”Purchase Agreement”);

WHEREAS, the Company is obligated under the Purchase Agreement to register certain Registrable Securities (as defined in the Purchase Agreement) on a Registration Statement with the Securities and Exchange Commission (the “Commission”);

WHEREAS, pursuant to Section F(2)(d) of the Purchase Agreement, the Company is subject to certain liquidated damages in the event the Company does not register the Registrable Securities (the “Liquidated Damages”);

WHEREAS, the Company and the Holder have agreed to issue a promissory note in lieu of a cash payment of Liquidated Damages under the Purchase Agreement for each 30-day period following the Required Effectiveness Date equal to one percent (1.0%) of the aggregate purchase price paid by such Holder pro rata for the number of Registrable Securities that have not been registered, which is equal to $12,703 for each 30-day period, at the end of each 30-day period; provided, however, such liquidated damages shall not exceed, in the aggregate, an amount equal to ten percent (10%) of the value of the aggregate purchase price paid by such Holder pro rata for the number of Registrable Securities that have not been registered, which is equal to $127,030;

WHEREAS, this Note is issued as payment for Liquidated Damages equal to the Principal Amount that have accrued from [__], 2009 to [__], 2009 pursuant to Section F(2)(d) of the Purchase Agreement; and

WHEREAS, the Holder has agreed to accept this Note in lieu of a cash payment for Liquidated Damages, and waives any right to such Liquidated Damages.

NOW, THEREFORE, the following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.         Definitions. Capitalized terms defined in the Purchase Agreement and used herein without definition have the same meaning herein as in the Purchase Agreement. In addition, as used in this Note, the following capitalized terms have the following meanings.

(a)       “Change of Control” means the occurrence of any of the following: (1) any event (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly, of more than 50% of the then outstanding voting stock of the Company, measured by voting power; (2) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than (i) by way of merger or consolidation or (ii) to the Company or one or more direct or indirect wholly owned subsidiaries of the Company), in one transaction or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole; (3) the Company consolidates with, or merges with or into, any entity, or any entity consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Company or such other entity is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock, measured by voting power, of the resulting or surviving entity (or of any direct or indirect parent company of the resulting or surviving entity) immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan providing for the liquidation or dissolution of the Company. For purposes of this definition, “voting stock” as of any date means capital stock that is at the same time entitled to vote generally in the election of the board of directors (or comparable governing body) of the entity issuing such capital stock.

(b)       “Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors (the “Board”) of who (1) was a member of such Board on the date of the issuance of this Note; or (2) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors, whether or not directors on the issue date of this Note, who were members of such Board at the time of such nomination or election.

(c)       “Date of Issuance” means the date of issuance of this Note by the Company.

(d)       “Existing Notes” means the notes issued by the Company to the Purchasers in connection with the Purchase Agreement.

(e)       “Governmental Entity” means any U.S. or non U.S. federal, state, provincial, regional, local or municipal legislative, executive or judicial department, commission, board, bureau, agency, office, tribunal, court or other instrumentality, governmental or quasi-governmental, public international organization and any applicable stock exchange or securities regulatory authority.

(f)        “Maturity Date” means the date which is twelve months following the Date of Issuance.

(g)       “Proceeding” means any action, suit, proceeding, claim, arbitration, mediation or investigation before any Governmental Entity or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Entity or similar party.

2.	Payment of Principal and Interest.

All unpaid principal, together with any accrued but unpaid interest and other amounts payable under this Note, shall be due and payable in cash at the earlier of: (1) the Maturity Date or (2) a Change of Control.

3.	Secured Obligations. This Note shall be unsecured.

4.         Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)       Failure to Pay. The Company shall fail to pay when due any principal payment on this Note, or any interest or other payment required under the terms of this Note;

(b)       Breaches of Other Covenants. The Company shall fail to observe or to perform any other covenant, obligation, condition or agreement contained in this Note;

(c)	Cross-Default. The Company shall default under the Existing Notes;

(d)       Undischarged Judgment. One or more judgments for the payment of money in an amount in excess of $100,000 in the aggregate shall be rendered against the Company and shall remain undischarged for a period of ten consecutive business days during which execution shall not be effectively stayed, or any action is legally taken by a judgment creditor to levy upon any such judgment;

(e)       Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other Proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other Proceeding commenced against it or (vii) take any action for the purpose of effecting any of the foregoing; or

(f)        Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other Proceeding seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered, or such case or Proceeding shall not be dismissed or discharged within 30 days of commencement.

5.	Rights of Holder upon Default.

(a)       Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 4(e) or 4(f) of this Note) and at any time thereafter during the continuance of such Event of Default, the Holder may declare all outstanding Obligations (as defined in the Existing Notes) payable by the Company under this Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained in this Note to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 4(e) or 4(f) of this Note, immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained in this Note to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy granted to it by the Purchase Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

(b)       Notwithstanding anything to the contrary contained in this Note, in addition to the rights of the Holder specified in subsection (a) of this Section 5, on the date an Event of Default under this Note occurs, the interest rate on this Note shall increase, from that date forward, to the Default Interest Rate (as defined in the Existing Notes), which interest shall be compounded quarterly and payable solely in lawful money of the United States of America.

6.	Covenants. The Company covenants that the Company shall:

(a)       Preservation of Corporate Existence. Preserve and maintain its and its subsidiaries’ corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, unless the failure to so preserve, maintain or qualify does not and will not have a Material Adverse Effect, and preserve and maintain all of its assets that are material to it and its Subsidiaries’ business.

(b)       Compliance with Laws. Comply with all applicable laws of any Governmental Entity, except non-compliance being contested in good faith through appropriate Proceedings so long as the Company shall have set up and funded sufficient reserves, if any, required under GAAP with respect to such items.

(c)       Performance Under the Note. Pay, observe or perform any other covenant, obligation, condition or agreement contained in this Note.

7.         Prepayment. The Company shall have the right at any time, without premium or penalty and on five (5) days’ prior written notice to the Purchaser, to voluntarily prepay all or any portion of this Note. Each prepayment shall be accompanied by the payment of accrued and unpaid interest on the amount being prepaid, through the date of prepayment.

8.         Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of both the Company and the Holder.

9.         Transfer of this Note or Payment Hereunder. This Note may not be sold or otherwise transferred without registration under the Securities Act and applicable state securities laws or an applicable exemption therefrom. Each new Note issued upon transfer of this Note shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

10.       Assignment. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, as a whole or in part, by the Company without the prior written consent of the Holder. The Holder may assign the rights, interests or obligations under this Note, as a whole or in part, at any time, subject to compliance with Section 9 of this Note, upon written notice to the Company of such assignment. Notwithstanding the foregoing, until the Company receives notice in accordance with this Section 10, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest on this Note and for all other purposes whatsoever, whether or not this Note shall be overdue.

11.       Treatment of Note. The Company shall treat, account and report the Note in accordance with the provisions of GAAP.

12.       Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier, personal delivery or facsimile transmission at the respective addresses or facsimile number of the parties as set forth in or otherwise designated by either party pursuant to the Purchase Agreement or on the register maintained by the Company. Any party hereto may by notice so given change its address or facsimile number for future notice hereunder. Notice shall conclusively be deemed to have been given when received if received prior to 4:00 p.m. (local time) otherwise it shall be deemed to have been received the following Business Day.

13.       Expenses; Waivers. If action is instituted to collect this Note, the Company shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

14.       Successors and Assigns. Subject to the restrictions on transfer described in Sections 9 and 10 of this Note, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

15.       Governing Law; Jury Waiver. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws provisions of the State of New York or of any other state.

[signature appears on following page]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

NOVADEL PHARMA INC.

By:
Name:
Title:

Signature Page for Promissory Note